EXHIBIT 99.1

NOVEN ANNOUNCES EARNINGS RELEASE DATE,

COMMENTS ON PRODUCT RECALLS

MIAMI, FL., October 29, 2003 – Noven Pharmaceuticals, Inc. (NASDAQ: NOVN) today announced its planned third quarter earnings release date and provided information on expected product recalls that will impact Noven’s financial results.

Noven expects to announce financial results for the quarter and nine months ended September 30, 2003 on November 13, 2003. “We are working to assess the financial impact of expected product recalls on our results of operations,” said Robert Strauss, Noven’s President, CEO and Chairman.

“In our routine stability testing, certain lots of CombiPatch® and Vivelle-Dot® did not meet the specifications required throughout the products’ shelf life,” said Strauss. “We have identified the cause of the CombiPatch issue and the lots affected by it, and we have taken corrective action. Novartis Pharmaceuticals Corporation (Novartis), co-owner of our Novogyne joint venture and distributor of Novogyne’s products, has initiated a Class II recall of the affected CombiPatch lots. Meanwhile, we continue to manufacture and ship CombiPatch to Novogyne, and we expect no interruption of trade supplies.”

“The Vivelle-Dot analysis is still in process,” said Strauss. “We are working as quickly as possible to identify the issue and the number of lots affected. Novartis has initiated a Class II recall of one Vivelle-Dot lot, and is expected to initiate recalls of additional lots after reviewing our analysis. Pending completion of our analysis, we have stopped shipping newly manufactured Vivelle-Dot lots to Novogyne. However, after discussions with Novartis, we expect Novogyne to continue to supply its trade customers from its available inventory. Based on our current information, we believe Novogyne has approximately two months of inventory on hand, and we hope to complete testing and resume shipping within a timeframe that should avoid an interruption of trade supplies. We have also begun additional testing of Estradot® to determine whether it may face a similar issue,” said Strauss. “We plan to provide an update on these matters at the time of our third quarter earnings press release, or earlier if additional information becomes available.”

Under the applicable guidelines of the Food and Drug Administration, Class II recalls relate to products with a remote probability of serious health consequences, or where any adverse health consequences are temporary/reversible.

Conference Call

A conference call with analysts relating to the expected product recalls will be broadcast live via the Internet at www.noven.com beginning at 9:00 a.m. Eastern time on October 30, 2003. Thereafter, a rebroadcast of the call will be accessible at the same website. A taped replay will be available from October 30 through November 1 by calling 877-660-6853 (from within the U.S.) or 201-612-7415 (from outside the U.S.) and entering the access code 1628 and conference ID 81261.

About Noven

Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. Together with Novartis, Noven owns a women’s health products company called Novogyne Pharmaceuticals. Noven’s existing products include advanced estrogen transdermal delivery systems (including Vivelle-Dot®, licensed to Novogyne, and Estradot®, licensed to Novartis Pharma AG) and combination estrogen/progestin transdermal delivery systems (including CombiPatch®, licensed to Novogyne, and Estalis, licensed to Novartis Pharma AG). With a range of additional products in development, Noven is committed to becoming the world’s premier transdermal drug delivery company. For additional information on Noven, visit www.noven.com.

Contact: Joseph C. Jones
Vice President — Corporate Affairs
Noven Pharmaceuticals, Inc.
305-253-1916

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. When used in this press release the words “planned,” “believes,” “expects,” “hopes,” “should,” “will” and similar expressions identify certain of such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the current expectations of Noven Pharmaceuticals, Inc. (the “Company”) and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control, including but not limited to risks and uncertainties associated with: economic, competitive, regulatory and other factors affecting the Company and its operations, markets, products and services; the timing of the completion of the Company’s analysis of the Vivelle-Dot® stability failures; the timing and magnitude of any expected or unexpected product recalls; the impact of the recalls or related issues on Novartis’ strategy for the commercialization of the Company’s products; the timing and magnitude of any additional detected or undetected product stability failures or other product defects involving CombiPatch®,

Vivelle-Dot, Estradot® or any of the Company’s other products; the possibility that the Company’s analysis of the cause of the CombiPatch or Vivelle-Dot stability failures may prove inaccurate, incomplete or otherwise incorrect; the Company’s ability to manufacture and ship unaffected CombiPatch product in quantities and at times sufficient to prevent interruption of trade supplies; the Company’s ability to complete its analysis of Vivelle-Dot in time to resume the manufacture and shipping of unaffected Vivelle-Dot product in quantities and at times sufficient to prevent interruption of trade supplies; Novogyne’s assessment of its inventory levels and the risk that its assessment may prove inaccurate; the impact of expected and unexpected product recalls on the market for and competitive positioning of the Company’s products; the assessment and classification of the expected product recalls by the Food and Drug Administration (“FDA”); regulatory actions or supervision that may be taken against the Company by the FDA or other regulators in light of the expected product recalls, whether relating to the Company’s manufacturing processes, suppliers, commercialized products, products in development or otherwise; the impact of expected and unexpected product recalls or stability failures on the timing of the Company’s third-quarter earnings announcement; the impact of detected or undetected product stability failures or other product defects on the Company’s ability to estimate its reserves for sales returns and other accounting consequences associated therewith; and the Company’s success at managing the risks relating to the foregoing. In addition to the risks and factors identified above, reference is also made to the other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exhaustive.